Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders, and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 46 to the Registration Statement (Form N-1A, No. 033-32476) of our reports dated June 19, 2012, on the financial statements and financial highlights of the Money Market Portfolio, Government & Agency Securities Portfolio, and Tax-Exempt Portfolio, comprising the Cash Account Trust, included in the Money Market Portfolio, Government & Agency Securities Portfolio and Tax-Exempt Portfolio Annual Reports, each dated April 30, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 20, 2012